EXHIBIT 99.1
Press Release
For Immediate Release
Contact:  Bruce Walsh, Senior Vice-President and Chief Financial Officer
(401) 847-5500

Newport Bancorp, Inc. Reports Results for Third Quarter of 2008

Newport, Rhode Island, October 24, 2008. Newport Bancorp, Inc. (the “Company”) (Nasdaq: NFSB), the holding company for Newport Federal Savings Bank (the “Bank” or “NewportFed”), today announced third quarter results for 2008.   For the quarter ended September 30, 2008, the Company reported a net loss of $475,000, or $.12 per share (basic and diluted), compared to net income of $261,000, or $.06 per share (basic and diluted) for the quarter ended September 30, 2007.  The loss for the quarter ended September 30, 2008, was a result of the other-than-temporary impairment charge of $480,000 for the Bank’s holding in the AMF Ultra Short Mortgage Fund.  For the nine months ended September 30, 2008, the Company reported a net loss of $239,000, or a loss of $.06 per share (basic and diluted), compared to net income of $804,000, or $.18 per share (basic and diluted) for the nine months ended September 30, 2007.  Excluding the impact of the aforementioned investment loss, Newport Bancorp generated net income of $241,000 for the nine months ended September 30, 2008, or $.06 per share (basic and diluted).

During the first nine months of 2008, the Company’s assets increased by $44.0 million, or 12.2%, to $405.2 million.  The asset growth was concentrated in net loans, which increased by $30.6 million, or 10.4%, and short-term investments, which increased by $4.2 million.  The loan portfolio growth was primarily concentrated in residential mortgages (an increase of $20.3 million or 12.0%) and commercial real estate mortgages (an increase of $11.7 million or 15.2%). The asset growth was funded by a $33.5 million, or 17.3%, increase in deposit balances and a $14.0 million, or 13.3%, increase in Federal Home Loan Bank borrowings.

Deposit growth was focused in NOW/Demand accounts (an increase of $30.2 million or 51.0%) and money market accounts (an increase of $8.8 million or 30.6%), partially offset by a decrease in time deposit accounts (a decrease of $5.5 million or 6.9%).  The Bank’s rewards checking account is responsible for the majority of the increase in the NOW/Demand deposit category.

Total stockholders’ equity at September 30, 2008 was $56.5 million compared to $59.0 million at December 31, 2007.  The decrease was primarily attributable to share repurchases under the Company’s stock repurchase plan, an increase in the unrealized loss on securities available for sale, and the net loss, offset in part by stock-based compensation credits.  Despite the net loss for the nine months ended September 30, 2008, the Bank continues to be “well capitalized” at September 30, 2008.  The Company had a capital ratio of in excess of 13% at September 30, 2008.

Net interest income increased to $3.0 million for the quarter ended September 30, 2008 from $2.6 million for the quarter ended September 30, 2007, an increase of 14.3%.  The increase in net interest income was primarily due to an increase in interest earned on loans and securities, partially offset by increased expense from borrowings used to fund the asset growth.  Net interest income for the nine months ended September 30, 2008 was $8.9 million, compared to $7.6 million for the nine months ended September 30, 2007, an increase of 16.8%.   The yield on interest-earning assets for the three and nine months ended September 30, 2008 was 5.83% and 5.98%, respectively, compared to 6.26% and 6.19% for the three and nine months ended September 30, 2007, respectively.

As a result of the low interest rate environment in 2008, the cost of interest-bearing liabilities decreased to 3.13% for the quarter ended September 30, 2008 from 3.56% for the quarter ended September 30, 2007.  The cost of interest-bearing liabilities decreased to 3.23% for the nine months ended September 30, 2008 from 3.48% when compared to the same period in September 2007.  The Company’s third quarter net interest margin decreased to 3.23% in 2008 from 3.60% in 2007, down 37 basis points.  For the nine months ended September 30, 2008, the net interest margin was 3.33%, a decrease of 27 basis points from the nine months ended September 30, 2007.

Non-performing assets as a percentage of total assets was 0.08% at September 30, 2008 and 0.25% at December 31, 2007.  The loan loss provision for the three and nine months ended September 30, 2008 was $119,000 and $345,000, respectively, compared to $126,000 and $286,000 for the three and nine months ended September 30, 2007, respectively.  Management reviews the level of the allowance for loan losses on a quarterly basis and establishes the provision for loan losses based upon the volume and types of lending, delinquency levels, loss experience, the amount of impaired and classified loans, economic conditions and other factors related to the collectability of the loan portfolio.  Asset quality continues to remain strong.

Non-interest income for the third quarter of 2008 totaled $119,000, a decrease of $465,000, or 79.6%, compared to the third quarter of 2007.  For the nine months ended September 30, 2008, non-interest income totaled $1.3 million, a decrease of $463,000, or 26.7%, compared to the nine months ended September 30, 2007.  The decrease between the two periods in non-interest income is due to the $480,000 impairment charge for the Bank’s holding in the AMF Ultra Short Mortgage Fund, offset slightly by the increase in income earned on bank-owned life insurance. The AMF Ultra Short Mortgage Fund has invested in US Government/Agency securities and private label mortgage backed securities. Although management believes it is possible that all principal and interest payments will be received, general market concerns over these and similar types of securities has caused the fair value to decline severely enough to warrant an OTTI (other-than-temporary impairment) charge.  Given the significant uncertainty and illiquidity in the markets for such securities, the Bank cannot be certain that future impairment charges will not be required against this investment, which had a remaining book value of $2.2 million at September 30, 2008 (net of impairment charges).

Total non-interest expenses increased to $3.4 million for the quarter ended September 30, 2008 from $2.6 million for the quarter ended September 30, 2007, an increase of 29.3%.  For the nine months ended September 30, 2008, non-interest expenses totaled $9.8 million, an increase of 26.0%, compared to the nine months ended September 30, 2007.  The higher non-interest expense between periods is attributable to an increase in salaries and benefits, coupled with an overall increase in all other non-interest expenses.   The increase in salaries and benefits is due to the stock-based compensation expense associated with option grants and restricted stock awards recorded in the first nine months of 2008.  Since the equity incentive plan was effective on October 1, 2007, there was no stock-based compensation expense incurred during the first nine months of 2007.

This news release may contain forward-looking statements, which can be identified by the use of words such as "believes," "expects," "anticipates," "estimates" or similar expressions.  Such forward-looking statements and all other statements that are not historic facts are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors.  These factors include, but are not limited to, general economic conditions, changes in the interest rate environment, legislative or regulatory changes that may adversely affect our business, changes in accounting policies and practices, changes in competition and demand for financial services, adverse changes in the securities markets, changes in deposit flows and changes in the quality or composition of the Company's loan or investment portfolios.  Additionally, other risks and uncertainties may be described in the Company's annual report on Form 10-K, its quarterly reports on Form 10-Q or its other reports as filed with the Securities and Exchange Commission which are available through the SEC's website at www.sec.gov.  Should one or more of these risks materialize, actual results may vary from those anticipated, estimated or projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.  Except as may be required by applicable law or regulation, the Company assumes no obligation to update any forward-looking statements.

CONSOLIDATED BALANCE SHEETS

ASSETS

	September 30, 2008	December 31, 2007
	(Unaudited) (Dollars in thousands, except per share data)
Cash and due from banks	$8,415	$6,646
Short-term investments	4,278	59
Cash and cash equivalents	12,693	6,705

Securities available for sale, at fair value	6,598	6,966
Securities held to maturity, at amortized cost	33,434	30,886
Federal Home Loan Bank stock, at cost	5,018	4,163
Loans	326,442	295,483
Allowance for loan losses	(2,741)	(2,399)
Loans, net	323,701	293,084
Premises and equipment, net	9,456	5,849
Accrued interest receivable	1,343	1,269
Net deferred tax asset	2,737	2,313
Bank-owned life insurance	9,812	9,274
Other assets	411	750
Total assets	$405,203	$361,259

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits	$226,786	$193,285
Short-term borrowings	2,752	5,809
Long-term borrowings	116,593	99,547
Accrued expenses and other liabilities	2,558	3,666
Total liabilities	348,689	302,307

Preferred stock, $.01 par value; 1,000,000 shares authorized; none issued	-	-
Common stock, $.01 par value; 19,000,000 shares authorized; 4,878,349 shares issued	49	49
Additional paid in capital	50,786	50,023
Retained earnings	16,933	17,234
Unearned compensation (513,852 and 533,365 shares at
September 30, 2008 and December 31, 2007, respectively)	(4,515)	(5,548)
Treasury stock, at cost (523,838 and 213,660 shares at
September 30, 2008 and December 31, 2007, respectively)	(6,481)	(2,655)
Accumulated other comprehensive loss	(258)	(151)
Total stockholders’ equity	56,514	58,952
Total liabilities and stockholders’ equity	$405,203	$361,259

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
	(Unaudited) (Dollars in thousands, except per share data)

Interest and dividend income:
Loans	$4,831	$4,360	$14,310	$12,641
Securities	482	107	1,457	316
Federal Home Loan Bank stock	37	45	142	126
Other interest-earning assets	24	24	88	41
Total interest and dividend income	5,374	4,536	15,997	13,124

Interest expense:
Interest on deposits	1,226	1,218	3,591	3,639
Interest on short-term borrowings	4	34	32	314
Interest on long-term borrowings	1,165	678	3,459	1,538
Total interest expense	2,395	1,930	7,082	5,491

Net interest income	2,979	2,606	8,915	7,633
Provision for loan losses	119	126	345	286

Net interest income, after provision for loan losses	2,860	2,480	8,570	7,347

Non-interest income:
Customer service fees	473	461	1,376	1,376
Impairment loss on available for sale securities	(480)	-	(480)	-
Bank-owned life insurance	101	97	303	288
Miscellaneous	25	26	75	73
Total non-interest income	119	584	1,274	1,737

Non-interest expenses:
Salaries and employee benefits	1,979	1,414	5,954	4,236
Occupancy and equipment, net	349	323	1,007	948
Data processing	292	255	809	762
Professional fees	120	143	390	408
Marketing	396	321	948	862
Other general and administrative	260	171	643	522
Total non-interest expenses	3,396	2,627	9,751	7,738

Income (loss) before income taxes	(417)	437	93	1,346

Provision for income taxes	58	176	332	542

Net income (loss)	$(475)	$261	$(239)	$804

Weighted-average shares outstanding:
Basic		4,071,727	4,513,336		4,181,159	4,517,506
Diluted		4,071,727	4,513,336		4,181,159	4,517,506

Earnings (loss) per share:
Basic	$	( .12)	$.06	$	( .06)	$.18
Diluted	$	( .12)	$.06	$	( .06)	$.18